ImageWare® Systems Names New Chief Financial Officer

San Diego, CA (May 1st, 2020) - ImageWare® Systems, Inc. (OTCQB: IWSY), a leader in identity management software, is pleased to announce the appointment of Jonathan D. Morris as Senior Vice President and Chief Financial Officer (CFO) effective today.

Morris has more than 23 years of experience as a finance executive, holding key roles in financial management, mergers & acquisitions, private equity, merchant banking and investment banking. His career includes key leadership positions with a large private family office in New York where he led principal investments and structuring. He also had key roles with the Blackstone Group, Credit Suisse, Gain Capital, and Lombard, Odier et Cie. Most recently, he joins ImageWare from American Patriot Brands, a provider of consumer staples, where he served as the CFO.

Jonathan holds an MBA from the McDonough School of Business at Georgetown University and an undergraduate degree in Finance from the McIntire School of Business at the University of Virginia, where he graduated with honors.

“We are excited to have Jonathan join ImageWare. He brings savvy expertise in finance, as well as deep relationships in the global financial sector. His breadth of understanding of the tech sector, keen attention to detail and incredible execution, make him the best choice to lead our financial strategy as we drive towards key growth and profitability in the coming 24 months,” said Kristin A. Taylor, CEO of ImageWare Systems.

Morris said, “ImageWare has exciting technology that solves authentication issues with multimodal biometrics. Customers in enterprise and government are ripe for their innovations. I look forward to joining this high- powered team and bringing my relationships, expertise and ability to execute to the company.”

About ImageWare® Systems, Inc.

In 1987, ImageWare was founded to innovate imaging. After a bold start evolving silver halide photography into digital images, ImageWare built the first statewide digital booking platform for the United States law enforcement in 1998. Since then, ImageWare has evolved into the largest holder of multimodal biometrics, managing over 100 million identities daily. With vast experience in the government sector, ImageWare is democratizing biometrics by offering defense-grade identity and authentication solutions to the masses. By identifying the person, not a device, and never disclosing Personally Identifiable Information (PII), ImageWare is giving populations around the globe access to their important data.

Forward-Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the

U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if,” “should” and “will” and similar expressions as they relate to ImageWare Systems, Inc. are intended to identify such forward-looking statements. ImageWare may from time to time update publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in ImageWare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Media Contact:
Jessica Belair
Veritas Lux
(310) 717-0877
jessica@veritaslux.com

Investor Relations:
Harvey Bibicoff, CEO,
Bibicoff + MacInnis, Inc.
(818) 379-8500
harvey@bibimac.com